EXTENSION AND AMENDMENT AGREEMENT (2006)

This Extension and Amendment Agreement (2006) (the “Agreement”) is entered into as of October 27, 2006, among CONTRAN CORPORATION (“Contran”), VALHI HOLDING COMPANY (“VHC”) (collectively, the “Contran Companies”), and U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”).

RECITALS

A.           Contran and U.S. Bank are parties to a loan agreement dated as of September 3, 1998. That agreement, as it has been modified and amended, is referred to herein as the “Loan Agreement.”

B.           Capitalized terms used in this Agreement that are not defined herein have the meanings assigned to those terms in the Loan Agreement.

C.           Pursuant to a Guaranty and a Pledge Agreement dated October 28, 2005, VHC guaranteed payment and performance of Contran’s obligations pursuant to the Note and VHC granted U.S. Bank a security interest in the Pledged Securities as collateral for the Obligations.

D.           Contran has requested U.S. Bank to extend the Expiry Date of the revolving credit facility provided by U.S. Bank pursuant to the Loan Documents to October 26, 2007. U.S. Bank is prepared to do so, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contran Companies and U.S. Bank agree as follows:

AGREEMENT

1.           Conditions Precedent. This Agreement shall be effective if the following conditions are satisfied on or before October 27, 2006:

(a)           The Contran Companies execute this Agreement and deliver it to U.S. Bank; and

(b)           Contran completes, executes, and delivers to U.S. Bank a Federal Reserve Form U-l.

If the above-described conditions precedent are not satisfied by October 27, 2006 (or waived by U.S. Bank in writing in its sole and absolute discretion), this Agreement shall not be effective and the parties’ rights and obligations shall continue to be governed by the Loan Documents (without giving effect to this Agreement).

2.            Representations and Warranties of the Contran Companies. Each Contran Company hereby represents and warrants to U.S. Bank that (a) it is in good standing under the laws of the state of its formation, (b) it has been authorized to execute and perform its obligations under this Agreement and the Loan Documents (as modified by this Agreement), (c) the individual executing this Agreement on its behalf has been duly authorized to take such action, (d) the Loan Documents (as amended by this Agreement) are enforceable against it in accordance with their respective terms, subject only to the effect of insolvency and other similar laws affecting the rights and remedies of creditors generally, general principles of equity whether applied by a court of law or equity, and generally applicable rules of law, (e) all financial information previously provided to U.S. Bank presents fairly its financial position as of the date of such financial information and the results of its operations and changes in financial position for the period in question, (f) the representations and warranties made to U.S. Bank in the Loan Documents continue to be true and correct in all material respects, and (g) the Contran Companies are not in default in any material respect under the Loan Documents as of the date of this Agreement.

3.           Extension of Expiry Date. U.S. Bank hereby extends the Expiry Date, and U.S. Bank’s commitment to make Advances to Contran (on the terms and conditions specified in the Loan Documents), to October 26, 2007.

4.           Reaffirmation of Obligations. Contran and VHC hereby acknowledge and reaffirm their agreements to pay the Obligations in accordance with the terms of the Note and the Guaranty, respectively.

5.           Cash Collateralization of Certain Letters of Credit. If U.S. Bank discontinues its commitment to extend the revolving credit facility to the Contran Companies, and at that time any letter of credit or letters of credit are outstanding under the Loan Documents, the Contran Companies within three Business Days of U.S. Bank’s termination of that credit commitment shall deposit with U.S. Bank cash in an amount specified by U.S. Bank in its reasonable discretion sufficient to fully collateralize the Contran Companies’ obligations in respect of such letters of credit.

6.            Effectiveness of this Agreement. This Agreement shall become effective only when each of the Contran Companies and U.S. Bank has signed it and has sent a copy of the signed document to the other parties to this Agreement (which may be accomplished by facsimile transmission or electronic transmission). Each party to this Agreement shall deliver manually signed counterparts of this Agreement to the other.

7.           Other Terms Unchanged. All of the terms and conditions of the Loan Agreement and the Loan Documents remain in full force and effect, as expressly modified by the terms and conditions of this Agreement.

8.           Statutory Notice. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY U.S. BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY U.S. BANK TO BE ENFORCEABLE.

U.S. BANK NATIONAL ASSOCIATION

By:/s/ Janice T. Thede
Janice T. Thede
Vice President

CONTRAN CORPORATION

By:/s/ Bobby D. O’Brien
Bobby D. O’Brien
Vice President and Chief Financial Officer

VALHI HOLDING COMPANY

By:/s/ Eugene K. Anderson
Eugene K. Anderson
Vice President and Assistant Treasurer